                                                                   Exhibit 10.27


                           RETAIL CONCESSION AGREEMENT

                                     BETWEEN

                          ROYAL CARIBBEAN CRUISES LTD.

                                       AND

                             STARBOARD HOLDINGS LTD.


                        EFFECTIVE AS OF NOVEMBER 1, 1999


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                                TABLE OF CONTENTS


RECITALS.......................................................................1
DEFINITIONS....................................................................1
ARTICLE 1. GRANT OF CONCESSION.................................................3
   1.1    Grant of Concession..................................................3
   1.2    Acceptance of Grant..................................................3
   1.3    Non-Competition......................................................3
   1.4    General Concessionaire Obligations...................................3
   1.5    General Cruise Line Obligations......................................5
   1.6    Approvals............................................................5
   1.7    Quality Measurements.................................................5
   1.8    Reservation of Rights................................................6
ARTICLE 2. FACILITIES..........................................................6
   2.1    Facilities to be Provided by Cruise Line to Concessionaire...........6
   2.2    Maintenance and Modification of Premises.............................7
   2.3    Safe Stowage.........................................................8
   2.4    Locks and Security...................................................8
   2.5    Scheduling of Cruises................................................9
ARTICLE 3. TERM................................................................9
   3.1    Initial Term.........................................................9
   3.2    Renewal..............................................................9
   3.3    Change of Name of Vessel or Cruise Line.............................10
   3.4    Withdrawal of Vessel From Trade.....................................10
   3.5    Additional Cruise Ships.............................................11
ARTICLE 4. CONCESSION FEE AND POS LICENSE FEE.................................12
   4.1    Definitions.........................................................12
   4.2    Periodic Concession Fee.............................................13
   4.3    Guarantee of Payment................................................14
   4.4    Discounts...........................................................15
   4.5    Quarterly Adjustments...............................................15
   4.6    Annual True-Up......................................................16
   4.7    Marquee Brand Name Merchandise......................................17
   4.8    New Merchandise.....................................................17
   4.9    Cash Advances.......................................................18
   4.10   POS Fee.............................................................18
   4.11   Setoffs.............................................................18
   4.12   Override Commission.................................................18
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF CONCESSIONAIRE...................19
   5.1    Authority...........................................................19
   5.2    Concessionaire's Experience.........................................20
   5.3    Ownership...........................................................20
ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF CRUISE LINE......................20
   6.1    Authority...........................................................20
   6.2    Seaworthiness.......................................................20
ARTICLE 7. COVENANTS OF CONCESSIONAIRE........................................21
   7.1    Hours of Operation..................................................21
   7.2    Employees...........................................................21
   7.3    Refunds and Chargebacks.............................................21
   7.4    Risks to Merchandise................................................21
   7.5    Unseaworthiness.....................................................22
   7.6    Careful Operations..................................................22
   7.7    Compliance with Laws................................................22


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ARTICLE 8.  COVENANTS OF CRUISE LINE..........................................22
   8.1    Room, Board and Privileges for Concessionaire's Employees...........22
   8.2    Executive Travel....................................................22
   8.3    Carrier's Release...................................................23
   8.4    Access..............................................................23
   8.5    Stevedoring.........................................................23
   8.6    Communications......................................................23
ARTICLE 9.  MATTERS RELATING TO CONCESSIONAIRE'S EMPLOYEES....................24
   9.1    Concessionaire's Obligations........................................24
   9.2    Health and Documentation............................................24
   9.3    Ship's Articles.....................................................25
   9.4    Supervisors.........................................................25
   9.5    Removal of Employees................................................25
   9.6    Grooming............................................................26
   9.7    Prohibited Items....................................................26
   9.8    Alcohol Policy......................................................26
ARTICLE 10. MISCELLANEOUS PROVISIONS..........................................26
   10.1   Insurance and Security..............................................26
   10.2   Liens...............................................................28
   10.3   Reserved............................................................28
   10.4   Assignments.........................................................28
   10.5   Delay...............................................................30
   10.6   Salvage.............................................................30
   10.7   Inspection of Books and Records.....................................31
   10.8   Indemnification.....................................................31
   10.9   Force Majeure.......................................................33
   10.10     Applicable Law...................................................34
   10.11     Arbitration......................................................34
   10.12     Severability.....................................................35
   10.13     No Identification of Concessionaire..............................35
   10.14     Confidentiality..................................................36
   10.15     Notices..........................................................37
   10.16     Entire Agreement.................................................38
   10.17     Limitation of Liability..........................................38
ARTICLE 11. TERMINATION.......................................................39
   11.1   Termination for Cause...............................................39
   11.2   Termination for Persistent and Material Guarantee Shortfall.........40
   11.3   Procedures in Event of Cancellation of a Vessel.....................40
   11.4   Procedures in Event of Early Termination or Expiration of Agreement.41
   11.5   Procedures in Event of Expiration of License for Licensed Products..42
   11.6   Survivability.......................................................42
   11.7   Non-Exclusive Remedies..............................................43
   11.8   Non-Waiver of Remedies..............................................43
ARTICLE 12. LICENSING OF TRADEMARKS...........................................43
ARTICLE 13. QUALITY CONTROL...................................................44
ARTICLE 14. APPROVALS/ARTWORK.................................................45
ARTICLE 15. ANCILLARY USE OF LICENSED PROPERTY BY LICENSEE....................46
ARTICLE 16. CONDITIONS APPLICABLE TO APPEARANCE OF LICENSED TRADEMARK.........47
ARTICLE 17. RESERVATIONS OF RIGHTS AND PROTECTION OF LICENSED PROPERTY........47



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                           RETAIL CONCESSION AGREEMENT

         This Retail Concession Agreement ("Agreement") is effective as of the 1st day of November, 1999 (the "Effective Date") and is made by and between STARBOARD HOLDINGS LTD., a Barbados corporation, with its principal place of business at Chancery House, High Street, Bridgetown, Barbados (hereinafter "Concessionaire"), and ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation, with its principal place of business at 1050 Caribbean Way, Miami FL 33132 (hereinafter "Cruise Line").

                                    RECITALS


WHEREAS, Cruise Line operates a cruise line operating under the brand Royal Caribbean International; and

WHEREAS, Concessionaire is in the business of operating and promoting retail shopping establishments on cruise ships, which shops are for the sale of goods, wares and high quality merchandise to passengers onboard ships; and

WHEREAS, Concessionaire desires to operate the concession which is the subject of this Agreement on the vessel or vessels described herein in conformity with the terms and conditions of this Agreement;

WHEREAS, Cruise Line wishes to appoint a fleet concessionaire for the purpose of operating duty-free and tax paid shops and promoting shopping for the sale of logo goods, gifts, general merchandise, apparel, sundries and duty-free liquor by the bottle to its passengers; and Concessionaire is able and willing to accept such appointment under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:


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                                  DEFINITIONS


"Licensed Products" shall mean any Merchandise that includes the Licensed Property.

"Licensed Property" shall mean:

         (a) the artwork, designs and visual representations of the Vessels; all of the titles, the trade and service marks and names, the logos and artwork for Cruise Line and the Trademark Registrations. Some of the Licensed Property are listed in Exhibit H (which shall be provided to Concessionaire within sixty (60) days after the execution of this Agreement and which shall be attached hereto and made a part hereof ).

"Marketing Material" means any and all advertising and promotional material upon which or in connection with which the Licensed Property is used. Such Marketing Material includes, but is not limited to, the use of the Licensed Property in publicity, advertising, signs, product brochures, cartoons, and other forms of advertising.

"Marquee Brands" shall mean commercial brands that have achieved a high level of public awareness and which are offered or to be offered onboard a Vessel either in a dedicated boutique shop for merchandise supplied by or obtained in connection with such brand or in a significant well-defined area within and in relation to the space of a larger concession area.

"Merchandise" shall mean Exclusive Merchandise and Non-Exclusive Merchandise as defined in Exhibit B to this Agreement.

"Minimum Annual Concession Fee" or "MACF" shall mean the minimum annual concession fee due under this Agreement as defined in Article 4 and calculated pursuant to Exhibit E.

"Party" means either Cruise Line or Concessionaire.



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"Parties" means both Cruise Line and Concessionaire.

"Vessel" or "Vessels" shall mean the ships listed in Exhibit A hereto, including those on order, and any other cruise ship vessels Cruise Line may operate under the Royal Caribbean International brand during the term of this Agreement, excluding the eight month (or shorter) wind-down phase covered by Section 11.4 below.

                         ARTICLE 1. GRANT OF CONCESSION

1.1      GRANT OF CONCESSION.

         Cruise Line hereby grants to Concessionaire the following rights, subject to the terms and conditions of this Agreement:

the  right to operate gift shops, kiosks and other vending areas as described in
     Section 2.1 on each of the Vessels during the term of this Agreement for the sole purpose of selling Merchandise;

the exclusive right to sell the categories of Merchandise described in Exhibit B to this Agreement (the "Exclusive Merchandise") on the Vessels;

the non-exclusive right to sell the categories of Merchandise described in Exhibit B to this Agreement (the "Non-Exclusive Merchandise") on the Vessels;

the non-exclusive right to manufacture specific types of Merchandise, to be designated by Cruise Line, bearing a Licensed Property solely for the purpose of selling Licensed Products on a Vessel. Without limiting the foregoing, the Parties hereby agree that nothing in this Agreement shall be construed as giving Concessionaire the right to market or sell Licensed Products off of a Vessel, including, but not limited to, through the Internet.

 1.2     ACCEPTANCE OF GRANT.

         Concessionaire hereby accepts the concession rights granted pursuant to this Agreement.


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1.3      NON-COMPETITION.

         Except as expressly provided otherwise in this Agreement, Cruise Line shall not itself engage, directly or indirectly, or allow any other person or entity to engage, in the same or a similar business as that of Concessionaire aboard any Vessel during the term of this Agreement, excluding any Vessel with respect to which Cruise Line, or any third party, has assumed concession operations during the eight month (or shorter) wind-down phase covered by
Section 11.4 below.

1.4      GENERAL CONCESSIONAIRE OBLIGATIONS

     Concessionaire shall conduct promotional activities onboard, including but not limited to, creating price lists, banners, signage and advertising. All such activities shall be conducted at Concessionaire's sole expense. All promotional activities conducted by Concessionaire shall be of a similar nature to the types of promotional activities conducted onboard the Vessels that were operating prior to the execution of this Agreement. Cruise Line may prohibit any promotional activities which Cruise Line, in its reasonable business judgment, concludes are undesirable. In determining what is undesirable, Cruise Line shall take into account the types of promotional activities conducted onboard the Vessels that were operating prior to the execution of this Agreement. In the event that Cruise Line exercises its rights pursuant to this subsection, Cruise Line and Concessionaire shall cooperate in good faith to develop alternative promotional opportunities for Concessionaire to mitigate any negative effects of such prohibition.

     Concessionaire shall operate the concessions in the gift shops, kiosks and other vending areas specified by Cruise Line on each of the Vessels during the term of this Agreement for the sole purpose of selling Merchandise; it is the mutual expectation of the Parties that (i) the initial range of Merchandise sold by Concessionaire shall be substantially similar to the range offered on the Vessels covered by this Agreement that were operating prior to the execution of this Agreement and (ii) the range of Merchandise sold by Concessionaire may change


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         during the term of this Agreement.

     Subject to Exhibit B, Section 1.4(E), Cruise Line reserves the right to prohibit the sale of any specific item or category of Merchandise onboard that Cruise Line determines, in its reasonable business judgment, is undesirable. By way of example, but not limitation, if Cruise Line determines that a category of products is inconsistent with the brand, image or reputation of Cruise Line or pose unacceptable environmental or safety concerns, it may prohibit the sale of such items by Concessionaire.

     Concessionaire agrees that it shall accept for payment of any Merchandise only those payment mechanisms as may be specified by Cruise Line from time to time.

     Concessionaire shall follow the procedures adopted by Cruise Line governing transactions onboard, as they may change from time to time. Concessionaire shall assist Cruise Line and its agents, without additional charge, from time to time as reasonably requested in connection with the design of the Premises, as defined below, on any new Vessels and in connection with the refurbishment of the Premises on the Vessels.

     Concessionaire shall maintain, at its own expense, sufficient staff to address passenger inquiries and complaints regarding Concessionaire's activities, sale or quality of Merchandise sold onboard the Vessels by Concessionaire.

     Concessionaire shall use reasonable best efforts to maintain at all times a sufficient quantity of Merchandise to satisfy the anticipated demands for each Cruise.

1.5      GENERAL CRUISE LINE OBLIGATIONS

Cruise Line shall assist Concessionaire in advising passengers of the products offered by Concessionaire hereunder and shall include references to Concessionaire's offerings in such printed materials issued by Cruise Line to its passengers as Cruise Line may determine.

a) Cruise Line shall provide the facilities and utilities described in Article 2 below.


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1.6      APPROVALS

a) Cruise Line or its duly authorized representative shall be entitled to inspect the Premises used by Concessionaire as well as Concessionaire's inventory of Merchandise and the Storage Facilities aboard any Vessel at any reasonable time upon advance notice to Concessionaire's store manager. The Merchandise shall remain the property of Concessionaire at all times until sold.
b) The pricing of Merchandise shall be within the sole discretion of Concessionaire, but shall be reasonably comparable to pricing in similar retail establishments; subject also to restrictions imposed on Concessionaire by third party manufacturers and vendors.
c) No less often than twice per year, Cruise Line and Concessionaire shall meet to review the selection and pricing of Merchandise in order to determine whether the Merchandise is well suited to the tastes and needs of Cruise Line passengers.
d) All concessions operated pursuant to this Agreement shall operate under the shop names and logos, if any, used for such concessions prior to the Effective Date of this Agreement. Concessionaire may change such names and logos only upon prior written approval of Cruise Line. For new Vessels not in operation as of the Effective Date of this Agreement, any names and logos used by Concessionaire shall be subject to Cruise Line's prior approval.

1.7      QUALITY MEASUREMENTS.

   In addition to any other standards that Cruise Line may reasonably apply in measuring the performance of Concessionaire under this Agreement, the following standards of quality shall be applicable to Concessionaire in performing its services hereunder: Concessionaire will put forth reasonable efforts to achieve and maintain ratings of

     "Good", "Very Good" or "Excellent" and to remedy any noted specific deficiencies in its operations or Merchandise if Cruise Line, in its sole discretion, includes Concessionaire's operations and Merchandise in its onboard rating system described in the succeeding sentence. Concessionaire acknowledges that Cruise Line distributes to and collects from its passengers comment cards requesting satisfaction ratings of onboard services.



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1.8      RESERVATION OF RIGHTS

         Any products not specifically covered by Section 1.1 and 1.2 of Exhibit B shall be excluded from the concession granted hereunder to Concessionaire. Without limiting the foregoing, the sale of any goods off of the Vessels (including, but not limited to, through the Internet, whether onboard or off of the Vessel, or by telephone order), amenities packages, services (including, but not limited to video arcades, health spas, wedding services, educational services and flower delivery services) and food and beverages (other than as specified in Exhibit B) are not part of the concessions granted to Concessionaire hereunder and Cruise Line retains the right to offer such goods, foods, beverages and services on the Vessels, directly or through third parties.


                             ARTICLE 2. FACILITIES.


2.1      FACILITIES TO BE PROVIDED BY CRUISE LINE TO CONCESSIONAIRE.

         Cruise Line shall provide for Concessionaire, and hereby grants to Concessionaire the right to use, the following facilities:

the shop premises ("Premises") described in Exhibit C (which shall be provided to Concessionaire within sixty (60) days after the execution of this Agreement and which shall be attached hereto and made a part hereof) or premises of a reasonably comparable size, Shopfittings and location;

the  furnishings and fixtures located within the Premises ("Shopfittings");

the storage facilities to be described in Exhibit "C" or storage facilities of a reasonably comparable size ("Storage Facilities"); and

the point of sale terminals and system onboard each Vessel ("POS Terminals"), provided, however that Concessionaire shall pay the license fee for use of the POS Terminals as described in Section 4.10 below.

     Cruise Line shall also provide reasonable supplies of water, electricity and air conditioning necessary or reasonably desirable for Concessionaire's operations on the Vessels; otherwise, Concessionaire shall accept the Premises in "as is" condition. At the end



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     of the term of this Agreement, Concessionaire shall return the Premises,
     Shopfittings, Storage Facilities and POS Terminals to Cruise Line in the same order, repair and condition as when received by Concessionaire (and subsequently modified as approved by Cruise Line), reasonable wear and tear excepted.


2.2      MAINTENANCE AND MODIFICATION OF PREMISES.

         Concessionaire shall maintain the interior and exterior of the Premises and the Shopfittings in good order and repair. Subject to the prior written approval of Cruise Line, which approval shall not be unreasonably withheld, Concessionaire shall have the right to decorate, alter, and improve the interior and exterior of the Premises, and to install additional furnishings and fixtures. All removable furnishings and trade fixtures installed by Concessionaire shall remain the property of Concessionaire and may be removed by Concessionaire unless otherwise provided in this Agreement.
         The Parties acknowledge that Concessionaire may have installed at its own expense non-removable improvements, fixtures, equipment or decorations in the Premises. If, as of the effective date of the expiration or termination of this Agreement, Concessionaire has not fully amortized (in accordance with generally accepted accounting principles) the cost of the non-removable improvements, fixtures, equipment or decorations installed in the Premises at Concessionaire's cost or expense (the "Improvements"), then Cruise Line shall reimburse Concessionaire, or shall cause the successor concessionaire to reimburse Concessionaire, for Concessionaire's net book value of such Improvements on the date of expiration or termination of this Agreement. The limited reimbursement obligation of Cruise Line described above shall only apply in the event that (1) Concessionaire obtained Cruise Line's prior written approval for the Improvements and (2) this Agreement is terminated for one of the following reasons: (a) a Withdrawal as defined in Section 3.4 below; (b) expiration of this Agreement; (c) termination of this Agreement by Concessionaire for a default under this Agreement by Cruise Line; or (d) termination of this Agreement by Cruise Line except for a material default by Concessionaire.
         Within forty-five (45) days after the effective date of such expiration or termination,


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Concessionaire shall provide Cruise Line with the information described below and such other information as Cruise Line may reasonably request. Cruise Line shall have thirty (30) days to review such information. Payment of such reimbursement shall be due within thirty (30) days after Cruise Line's review period has ended. Concession shall provide an amortization schedule, on an annual basis, that lists at a minimum the following:
     description of improvements;
     cost of improvements;
     amortization period [*      ];
     life to date amortization total; and
     net unamortized total.

2.3      SAFE STOWAGE.

         Subject to the approval of the master of each Vessel ("Master"), Concessionaire shall safely stow for sea and will maintain such safe stowage for sea of all Merchandise and other of its property as well as all Shopfittings and other property belonging to Cruise Line which Concessionaire may use to perform its obligations hereunder.


2.4      LOCKS AND SECURITY.

         Concessionaire shall provide normal locks, seals and security to the Premises and the Storage Facilities and Cruise Line shall cooperate in all efforts to provide security for the property of Concessionaire, including all reasonable efforts to see that said areas are not invaded or improperly entered or Concessionaire's property removed. Cruise Line acknowledges that Concessionaire has no enforcement or disciplinary rights with respect to personnel of any Vessel other than Concessionaire's employees, and Cruise Line agrees that it will cause each Vessel, through the Master, to cooperate with Concessionaire to maintain the security of Concessionaire's property by such disciplinary measures as are reasonably necessary.



              _____________________________
              * This confidential portion has been omitted and filed separately with the Commission.

                                     Page 9

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2.5      SCHEDULING OF CRUISES.

         Cruises shall be scheduled at the sole discretion of Cruise Line. Cruise Line shall furnish in writing to Concessionaire the itinerary and overhaul schedule of each Vessel at least twelve (12) months in advance, and any changes to a previously delivered schedule, promptly after any such change.


                                ARTICLE 3. TERM.

3.1      INITIAL TERM.

         The concessions granted to Concessionaire pursuant to this Agreement shall be effective for all cruise voyages on Vessels commencing on or after November 1, 1999 and shall expire on October 31, 2004 or the last date of a cruise on a Vessel that begins on or before October 31, 2004, whichever is later (the "Initial Term"). The actual start dates of Concessionaire's performance for each Vessel in operation as of the Effective Date shall be specified in a side letter to this Agreement. For Vessels not yet in service on the Effective Date, the estimated initial commencement date(s) are set forth in Exhibit "A" and the concessions granted by this Agreement shall be effective as to each such Vessel as of the date on which Cruise Line takes delivery of such Vessel.
         If the Parties mutually agree in writing to continue this Agreement on a month-to-month basis after the expiration of the Initial Term, the Minimum Annual Concession Fee shall remain in force throughout the extension period until such time as Cruise Line or a third party, directly or indirectly, takes over the concession operations on any one of the Vessels. Thereafter, this Agreement shall continue in effect on a month-to-month basis until Cruise Line or a third party takes over the concession operations on all Vessels provided that the Minimum Annual Concession Fee and the obligations set forth in Section
1.3 shall not apply.



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3.2      RENEWAL.

         If the commission payment for the calendar year 2003 by Concessionaire to Cruise Line pursuant to Section 4.2(a) exceeds the Minimum Annual Concession Fee for the calendar year 2003 calculated pursuant to Exhibit E by at [* ], Concessionaire shall have the right to extend the Initial Term of this Agreement by one (1) year. If the commission payment for 2003 exceeds the Minimum Annual
Concession Fee by at least [*      ], Concessionaire shall have the right to
extend the Initial Term of this Agreement by two (2) years. Concessionaire shall notify Cruise Line, within sixty (60) days after Concessionaire's receipt of the Annual True-Up calculations required by Section 4.6 below, of its decision to extend the Initial Term of this Agreement as provided above. If Concessionaire fails to notify Cruise Line within such time period, this renewal right shall be terminated.





               _____________________________
               * This confidential portion has been omitted and filed separately with the Commission.


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3.3      CHANGE OF NAME OF VESSEL OR CRUISE LINE.

         In the event Cruise Line changes the name of a Vessel, or changes the brand, currently Royal Caribbean International, under which a Vessel operates, and Cruise Line fails to provide at least six (6) months prior written notice to Concessionaire of such name change, Cruise Line shall reimburse Concessionaire for the actual and commercially reasonable expenses incurred by Concessionaire as a result of the name change, including but not limited to the cost of printing new price lists, changing labels on the uniforms of Concessionaire's employees, and Concessionaire's costs of Merchandise bearing the name, likeness or logo of the Vessel or the Royal Caribbean International brand which was on order or in stock on the date of Concessionaire's receipt of notice from Cruise Line of the name change and which is still in stock on the effective date of the name change; provided, however, that in no event shall Cruise Line be liable to pay for more than six months of inventory. Within thirty (30) days after the effective date of the name change, Concessionaire shall provide Cruise Line with an itemized listing of expenses for which reimbursement is sought. Payment of such reimbursement shall be due within forty-five (45) days after Cruise Line's receipt from Concessionaire of such itemized listing. Title and possession for such inventory shall be transferred to Cruise Line simultaneously with such payment. The obligations imposed on Cruise Line by this Section 3.3 shall only apply if Cruise Line fails to provide Concessionaire with at least six (6) months prior written notice of any such name or brand change. This Agreement shall continue in full force and effect as to the renamed Vessels or such Vessels operating under a different brand.



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

3.4      WITHDRAWAL OF VESSEL FROM TRADE.

         Upon at least six (6) months prior written notice to Concessionaire, Cruise Line shall have the right to withdraw a Vessel from the cruise trade without financial obligation to Concessionaire, if said Vessel is retired, sold or bareboat chartered to a non-affiliated third party ("Withdrawal"). If Cruise Line fails to provide at least six (6) months prior written notice to Concessionaire of such Withdrawal, Cruise Line shall reimburse Concessionaire for the actual and commercially reasonable costs of any Merchandise bearing the name, logo, or likeness of the Vessel that was on order or in stock on the date of Concessionaire's receipt of notice from Cruise Line of the Withdrawal and which is still in stock on the effective date of the Withdrawal; provided, however, that in no event shall Cruise Line be liable to pay for more than six months of inventory. Within thirty (30) days after the effective date of such Withdrawal, Concessionaire shall provide Cruise Line with an itemized listing of expenses for which reimbursement is sought. Payment of such reimbursement shall be due within forty-five (45) days after Cruise Line's receipt from Concessionaire of such itemized listing. Title and possession of such inventory shall be transferred to Cruise Line simultaneously with such payment. This Agreement shall continue in full force and effect as to the remaining Vessels covered by this Agreement.
         In the event a Vessel is requisitioned by any government, such an event shall not be considered a Withdrawal but Cruise Line will cooperate reasonably with and provide reasonable assistance to Concessionaire in seeking compensation from said government or reimbursement from such government of any loss suffered by Concessionaire as a result of such government action.



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

3.5      ADDITIONAL CRUISE SHIPS.

         During the term of this Agreement, excluding the eight month (or shorter) wind-down phase covered by Section 11.4 below, should Cruise Line add any additional cruise ships to its fleet of ships operating under the Royal Caribbean International brand that are not identified in Exhibit A, Concessionaire shall operate as Concessionaire onboard those ships for the remainder of the term of this Agreement and pursuant to the same terms and conditions described herein; provided, however, that to the extent Cruise Line acquires or charters a vessel for which there are any pre-existing contractual or other arrangements that cover that vessel that may conflict with the terms and conditions of this Agreement, this Agreement shall not apply to such vessel until the conflict is resolved (whether by expiration of an agreement or otherwise and nothing herein shall be deemed to require Cruise Line to seek any early termination). Cruise Line shall use reasonable efforts to promptly notify Concessionaire of the nature of such conflict and the expected duration thereof; provided that such notification does not violate any contractual or other legal restriction.

                 ARTICLE 4. CONCESSION FEE AND POS LICENSE FEE

         In consideration of the rights and privileges granted by Cruise Line to Concessionaire hereunder, and the services rendered and to be rendered to Concessionaire by Cruise Line, and other benefits provided by this Agreement, including any exhibits or attachments hereto, Concessionaire agrees to make the payments specified herein. Concessionaire will pay annually to Cruise Line the greater of the amounts of the MACF or the actual commissions for Gross Revenue, as defined below, during the calendar year onboard the Vessels, but not both, as calculated pursuant to Section 4.6 below; plus the amount calculated pursuant to
Section 4.2(b).
         For each calendar year starting with 2000, and for that portion of the final calendar year that this Agreement is in effect, Concessionaire guarantees that Cruise Line will receive at least the Minimum Annual Concession Fee ("MACF") calculated in accordance with the terms of this Agreement. For that portion of calendar year 1999 that this Agreement is in effect, there shall be no applicable MACF.

4.1      DEFINITIONS.

         The following terms used in this Agreement shall have the following meanings:
"Gross Receipts" shall mean all receipts, money or things of value received or receivable from gross sales of Merchandise, net of any discounts granted pursuant to Section 4.4(a) and net of any refunds issued to passengers or crew onboard any Vessel, whether such sales are evidenced by cash, check, credit, charge account, or credit card. All such sales, whether cash or credit, shall be considered part of Gross Receipts at the time such sale is made. Gross Receipts will not include the following:
         i) credits, payments or refunds received from third party distributors, insurers, shippers or manufacturers resulting from Concessionaire's claim for loss or damage to Merchandise in transit;
         ii) amounts received from sales to Concessionaire's employees as a result of credits earned through special incentives or sales promotions solely for such employees; and
         iii) any amount received pursuant to Sections 3.3 or 3.4.
"Gross Revenues" shall mean Gross Receipts plus discounts granted pursuant to
     Section 4.4(a) less the following amounts:
         i) the amount of any government imposed taxes, including but not limited to sales, use, transaction privilege, excise or gross receipts tax, collected from passengers and paid by Concessionaire to such governmental authority, or collected by Cruise Line and paid on behalf of Concessionaire; and
         ii) reasonable shipping and handling charges charged to passengers for home delivery of Merchandise purchased onboard any Vessel.
"Revenue Passenger" shall be determined according to the ticket revenue accounting system of Cruise Line. Passengers manifested on "Cruises to Nowhere" and cruises not eligible for duty-free sales shall not be considered Revenue Passengers for the purposes of this Agreement.
Each day a Revenue Passenger is manifested onboard a Vessel shall be considered a

     "Revenue Passenger Day", except that only the day of embarkation or the day of debarkation shall be counted, but not both.

4.2      PERIODIC CONCESSION FEE.

Concessionaire shall pay the commission fees called for by Section 4.2(a) and 4.2(b) to Cruise Line.

For Revenue-Generating Cruises

         Concessionaire will pay to Cruise Line a commission on Gross Revenue for all cruises which begin during the term of this Agreement, except "Cruises to Nowhere" and any cruises not eligible for duty-free sales ("Revenue-Generating Cruises"), as determined according to Exhibit F. The commissions due on Revenue-Generating Cruises shall be calculated separately from the commissions due on the cruises described in Section 4.2(b) below.

For Cruises to Nowhere and Cruises Not Eligible for Duty-free Sales

         Concessionaire will pay to Cruise Line a commission on Gross Revenue for all "Cruises to Nowhere" and for any cruises not eligible for duty-free sales, ("Non-Revenue-Generating Cruises") as determined according to Exhibit F.

Payments to Concessionaire.

         Within thirty (30) days after the end of each cruise covered by this Agreement, Cruise Line shall calculate and pay the amount due and owing to Concessionaire as follows.

         The amount due to Concessionaire shall equal:

         The sum of Gross Receipts for the cruise

                                      minus

         The sum of: (a) the Total Cruise Commission Fee (as defined in Exhibit
            F) for the cruise plus (b) Any amounts due to Cruise Line pursuant to Section 8.1 plus (c)

            The sum of Gross Receipts for the cruise times [*      ] plus (d)
            Any other amounts due and owing for any other unreimbursed onboard expenses and advances due to Cruise Line by Concessionaire pursuant to this Agreement.

         Cruise Line shall issue a Voyage Summary/ Reconciliation in the form attached hereto as Exhibit "D" for each covered cruise.

4.3      GUARANTEE OF PAYMENT.

         By no later than December 1, 1999, Concessionaire shall provide to Cruise Line an unconditional guarantee of payment and performance of the obligations of this Agreement, in the form set forth in Exhibit G hereto, from the ultimate parent company of Concessionaire. In the event that there is a change in the ultimate parent company of Concessionaire during the term of this Agreement, Concessionaire shall give Cruise Line prompt notification of such change and Cruise Line shall have the right, in its sole discretion, to require Concessionaire to provide Cruise Line an unconditional guarantee of payment and performance of the obligations of this Agreement, in form and content reasonably satisfactory to Cruise Line, from the new ultimate parent company of Concessionaire. In the event Cruise Line exercises such right, it shall release the previous ultimate parent from any further obligations under its guarantee after obtaining the guarantee from the new ultimate parent company provided that at the time of such release there is no outstanding event of default or other default which, upon the giving of notice or the passage of time, or both, could become an event of default. Concessionaire hereby represents and warrants that at the date of the execution of this Agreement, Miami Cruiseline Services Holdings I. B.V. ("MCHS I") is its ultimate parent company and that Berkshire Cruise Holdings LLC is the majority stockholder in MCHS I. The Parties hereby agree that in the event the shares of MCHS I are publicly traded, no shareholder of MCHS I shall be deemed to be the ultimate parent company of MCHS I.




             _____________________________
             * This confidential portion n has been omitted and filed separately with the Commission.

4.4      DISCOUNTS.

Cruise Line shall have the right to direct that Concessionaire grant discounts of varying amounts and kinds on purchases by:
   (i) Certain classes of Revenue Passengers, such as repeat passengers, and
   (ii) Officers, staff and crew members of the Vessels and employees of Cruise Line.
As with all purchases, Concessionaire shall require the purchaser to sign a receipt identifying the items purchased, the price paid, the amount of any discount, and the purchaser's guest or crew ID number.
If any discounts are granted pursuant to Section 4.4(a), the Parties hereby agree that an adjustment for such discount shall be made as provided in Exhibit F.
If the total of all discounts granted to Revenue Passengers during a calendar year pursuant to Cruise Line's request under Section 4.4(a)(i) exceeds
     [*      ] per Revenue Passenger Day for the calendar year 2000 and
     [*      ] per Revenue Passenger Day for each calendar year thereafter, then
     the excess over [*      ] (for calendar year 2000) and [*      ] (for
     calendar years thereafter) shall be deducted from the Fleet Per Diem Guarantee for that calendar year solely for the purpose of calculating the Minimum Annual Concession Fee as calculated according to Exhibit E.

4.5      QUARTERLY ADJUSTMENTS

         Within forty-five (45) days after the end of each of the first three quarters in a calendar year covered during the term of this Agreement, the Parties will determine if the year-to-date commission paid to Cruise Line under
Section 4.2(a) exceeds the product of the Estimated Fleet Per Diem for that calendar year times the total Revenue Passenger Days for the quarter(s) covered by the calculation (hereinafter said product shall be referred to as the "Pro-Rata Guarantee"). For example, for a calculation done at the end of the second quarter, the relevant Revenue Passenger Days for purposes of calculating the Pro-Rata Guarantee would be for the period of January through June of that year.
         If the year-to-date commission fee paid pursuant to Section 4.2(a) is less than the


             _____________________________
             * This confidential portion n has been omitted and filed separately with the Commission.

Pro-Rata Guarantee, Concessionaire shall remit to Cruise Line a
portion of the difference, according to the following schedule: [*      ] of the
difference for calculations made at the end of the 1st and 2nd quarters and
[*      ] of the difference for calculations made at the end of the third quarter.
         For example, if at the end of July 2000, the total Revenue Passenger Days for the first two quarters was 250,000, the Parties would multiply
[*      ] times 250,000 for a Pro-Rata Guarantee of [*      ]. If the year-to-
date commission fees for that period were [*      ], then Concessionaire would
owe Cruise Line [*      ].
         If at the end of the second or third quarters, the year-to-date commission fees paid, adjusted for the net amount of payments pursuant to this
Section 4.5 for prior quarters during the calendar year, exceeds both the year-to-date commission fees due and the Pro-Rata Guarantee, Cruise Line shall remit the difference between the year-to-date commission fees paid and the greater of the Pro-Rata Guarantee or the year-to-date commission fees due adjusted for the net amount of payments pursuant to this Section 4.5 for prior quarters during the calendar year to Concessionaire according to the same schedule described in the preceding sentence.
         Notwithstanding the above, neither Party shall be required to make a payment of less than $100,000 for these quarterly adjustments.
         For purposes of the calculations set forth above, the following definitions shall apply:

"THE ESTIMATED FLEET PER DIEM" shall equal or [*      ] calculations covering
     quarters within the calendar year 2000; the Estimated Fleet Per Diem for each subsequent calendar year shall be the Fleet Per Diem Guarantee for the
     prior calendar year adjusted upwards by [*      ]. For example if at the
     end of 2003, the Fleet Per Diem Guarantee for 2003 is [*      ], then the
     Estimated Fleet Per Diem for the quarterly calculations in 2004 shall be
     [*      ] plus [*     ].
For purposes of this Agreement, the inclusion or exclusion of revenue from a cruise in a quarter or calendar year will be in accordance with Cruise Line's revenue recognition




             _____________________________
             * This confidential portion n has been omitted and filed separately with the Commission.

     policy. Any payments due under this Section 4.5 shall be made within forty-five (45) days after the end of the applicable quarter or, if later, within five business days after such calculation is delivered.

4.6      ANNUAL TRUE-UP

Within forty-five (45) days after the end of a calendar year, the Parties shall calculate the following amounts: (a) The total annual commission fee ("Total Annual Commission Fee") due on Gross Revenues for all Revenue-Generating Cruises during the applicable calendar year; (b) The Minimum Annual Concession Fee for that same calendar year calculated in accordance with Exhibit E below; and (c) The net amount of commission fees actually paid to Cruise Line during the calendar year for Revenue-Generating Cruises.
Using such calculations, the Parties shall determine whether and in what amounts any additional payment is needed from Concessionaire to insure that Cruise Line effectively received in commission fees for Revenue-Generating Cruises the higher of the MACF or the Total Annual Commission Fee described above in Section 4.6(a).
If the net commission fees paid to Cruise Line for Revenue-Generating Cruises exceeds both the MACF and the Total Annual Commission Fee, then Cruise Line shall pay to Concessionaire the difference between such net commission fees and the greater of either the MACF or Total Annual Commission Fee.
Any amounts due under this Section 4.6 shall be paid within forty-five (45) days after the end of each calendar year or, if later, within five business days after such calculation is delivered.

4.7      MARQUEE BRAND NAME MERCHANDISE.

         The tiered commission structure described in Exhibit "F" is designed to provide Concessionaire with an incentive to sell Marquee Brand Merchandise items and brands at prices that would not be profitable in a traditional concession agreement with a single fixed percentage commission. The percentage rates shown in Exhibit "F" reflect the Parties agreement as to appropriate commission rates for the Merchandise currently contemplated. However, Cruise Line and Concessionaire will review the commission structure from time to time to determine if adjustments or creation of additional tiers would be in the mutual interests of the Parties.

4.8      NEW MERCHANDISE.

         Cruise Line may request in writing that Concessionaire sell certain goods not then currently sold by Concessionaire. After a reasonable trial period, if Concessionaire is unable to sell such goods on commercially reasonable terms in relation to the commission structure in effect at the time, Cruise Line and Concessionaire shall: (a) negotiate a reasonable alternative commission structure for those specific goods; or (b) discontinue such goods from the cruise line exclusivity provisions applicable to such Merchandise as set forth in Section 1.4(B) of Exhibit B; or (c) at Cruise Line's option, discontinue the offering of such goods onboard; or (d) make such other arrangements as the Parties may mutually agree.

4.9      CASH ADVANCES.

         Upon Concessionaire's request, Cruise Line shall make arrangements for each of the Vessels to make cash advances to Concessionaire's onboard manager at
the end of each cruise in amounts not to exceed [*      ] of the anticipated
Gross Revenues for such cruise in order to facilitate the payment by Concessionaire of wages and other onboard expenses by Concessionaire.



             _____________________________
             * This confidential portion has been omitted and filed separately with the Commission.

4.10     POS FEE.

         Starting in January, 2001, Concessionaire shall pay an annual license
fee of [*      ] for each operational point of sale terminal located in the
Premises or such other concession area operated by Concessionaire on a Vessel. Such payment shall be due within thirty (30) days from the beginning of the calendar year. In designing the POS terminals and system, Cruise Line shall take into consideration any issues that Concessionaire may wish to raise; provided, however, that the final decision shall be made by Cruise Line in its sole discretion.

4.11     SETOFFS.

         Cruise Line reserves the right to setoff against any other amounts owed to Concessionaire pursuant to the following Sections of this Agreement any amounts due pursuant to Sections 4.5, 4.6, 7.3, 8.2, 8.5 or 9.2 or any other expenses for Concessionaire's Employees, as defined below, paid by Cruise Line which are more than sixty (60) days past due against proceeds due to Concessionaire and may setoff such amounts without notice. This clause shall not be construed to limit any other rights or remedies which Cruise Line may have at law or equity.

4.12     OVERRIDE COMMISSION.

         Within forty-five (45) days after the end of calendar year 2000, the Parties shall determine the Gross Revenue (net of discounts granted pursuant to Section 4.4(a)) per Revenue Passenger Day generated over the course of that calendar year as averaged across all of the Vessels. For purposes of this
Section 4.12, "Gross Revenue" shall have the meaning set forth in the first sentence of this Section. If the Gross Revenue per Revenue Passenger Day exceeds any of the thresholds (the "Thresholds") shown below, Concessionaire shall remit to Cruise Line an additional retroactive commission on the portion of Year 2000 Gross Revenue derived from sales of Merchandise described in sub-paragraph (a) of Exhibit "F." The additional commission for the calendar year 2000 shall be calculated according to the schedule below, and Concessionaire shall remit payment to Cruise Line within sixty (60) days after December 31, 2000.
         A similar determination shall be made within thirty (30) days after the end of each full calendar year beyond calendar year 2000, and on a pro-rata basis with respect to the last calendar year this Agreement is in effect, with the exception that the Thresholds shall be adjusted to reflect the change in the Fleet Index defined and calculated pursuant to Exhibit E.



THRESHOLD                                    Additional Commission

[*


                                                                           ]

Any amounts due under this Section 4.12 shall be paid within forty-five (45) days after the end of each calendar year or, if later, within five business days after such calculation is delivered to Concessionaire.


         ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF CONCESSIONAIRE.

5.1      AUTHORITY.

         Concessionaire represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of Barbados, is duly qualified to do business and in good standing in each jurisdiction where the nature of its business requires it, and has full legal and corporate power and authority to execute and deliver this Agreement and grant the rights and perform the obligations described in this Agreement. Concessionaire further represents and warrants that this Agreement constitutes a valid, legal and binding obligation, enforceable against it, in accordance with its terms and that the execution, delivery and performance of this Agreement will not constitute a violation of any law, rule, regulation or court order applicable to it.


             _____________________________
             * This confidential portion n has been omitted and filed separately with the Commission.

5.2      CONCESSIONAIRE'S EXPERIENCE.

         Concessionaire represents and warrants that Concessionaire is an experienced retail and duty-free operator, fully qualified to supervise and perform the purchase and sale of Merchandise on the Vessels.

5.3      OWNERSHIP.

         Concessionaire represents and warrants that as of the date this Agreement is executed by Concessionaire, no competitor of Cruise Line has any ownership interest, directly or indirectly, in Concessionaire nor are there any contracts, negotiations, discussions or other arrangements ongoing or currently in place that would provide such competitor with any ownership interest, directly or indirectly, in Concessionaire.


         ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF CRUISE LINE.

6.1      AUTHORITY.

         Cruise Line represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of Liberia, is duly qualified to do business and in good standing in each jurisdiction where the nature of its business requires it, and has full legal and corporate power and authority to execute and deliver this Agreement and grant the rights and perform the obligations described in this Agreement. Cruise Line further represents and warrants that this Agreement constitutes a valid, legal and binding obligation, enforceable against it, in accordance with its terms and that the execution, delivery and performance of this Agreement will not constitute a violation of any law, rule, regulation or court order applicable to it.

6.2      SEAWORTHINESS.

         Cruise Line represents and warrants that the Vessels shall at all times (except during a Withdrawal or a Force Majeure event) be in seaworthy condition, certificated to proceed at sea and carry passengers under the laws, regulations and specifications in effect from time to time of the country of each Vessel's flag, the country of embarkation and the countries of all ports of call.

         ARTICLE 7. COVENANTS OF CONCESSIONAIRE.

7.1      HOURS OF OPERATION.

         Concessionaire will maintain the Premises open for business during the times agreed upon between the Parties in writing from time to time, consistent with the hours permitted by customs authorities.

7.2      EMPLOYEES.

         Concessionaire will use reasonable efforts to engage in its service aboard each Vessel the respective number of Employees, as defined below in
Section 9.1, listed in Exhibit "A", or such other number as agreed upon between the Parties in writing from time to time. All such Employees shall be fully conversant in English and shall be sufficiently trained in their duties and shall otherwise be fully qualified to perform Concessionaire's obligations hereunder in a professional, courteous and efficient manner in accordance with high standards of retail merchandising.

7.3      REFUNDS AND CHARGEBACKS.

         In addition to refunds made by Concessionaire onboard a Vessel, Concessionaire shall be liable for any post-cruise refunds or chargebacks (collectively the "Refund") attributable to its operation. Such Refund shall be made by Cruise Line on the guest's credit card (if applicable) and Cruise Line shall be entitled to offset the full amount of any Refund (less any amount previously paid to Cruise Line under Section 4.2) against future amounts to be paid to Concessionaire.
         All communications regarding Refunds not granted onboard should be made to

Cruise Line's Accounting Department, Attention, Manager, Credit & Collections with a copy to Vice President, Total Guest Satisfaction Revenue. Concessionaire agrees to cooperate and promptly respond to requests for information regarding any Refund. Concessionaire shall not make any refunds directly to the guest without a written authorization from Cruise Line. Cruise Line shall not automatically grant every customer request for a refund but shall exercise commercially reasonable efforts in evaluating refund requests that may be fraudulent or abusive.

7.4      RISKS TO MERCHANDISE.

         Concessionaire assumes all risk of loss caused by theft or unexplained disappearance of its Merchandise from the Premises or the storage facilities, provided Cruise Line has not breached its obligations under Section 2.4 of this Agreement and such breach causes such loss. Concessionaire further assumes all risk of loss due to Concessionaire's breach of any government regulation affecting the Merchandise or of any requirements of manifesting goods for customs purposes.

7.5      UNSEAWORTHINESS.

         Concessionaire will not knowingly create an unseaworthy condition in the performance of its obligations under this Agreement.

7.6      CAREFUL OPERATIONS.

         Concessionaire will operate the Premises, Shopfittings, POS Terminals, Storage Facilities, and other equipment and facilities of the Vessels utilized by Concessionaire in the performance of its obligations hereunder in a careful, efficient and businesslike manner.

7.7      COMPLIANCE WITH LAWS.

         Concessionaire will comply with all applicable laws and regulations of all governmental authorities having jurisdiction of the Vessels or of Concessionaire's operations, relating to the compensation of Concessionaire's employees, immigration, repatriation and the performance of the services provided for and the Merchandise to be sold hereunder.

         ARTICLE 8. COVENANTS OF CRUISE LINE.

8.1      ROOM, BOARD AND PRIVILEGES FOR CONCESSIONAIRE'S EMPLOYEES.

         Without additional charge to Concessionaire or its Employees, Cruise Line shall provide to Concessionaire's Employees such accommodations, privileges and services as are otherwise provided to Cruise Line staff and other concession staff of similar job category onboard each respective Vessel. The assignment of cabins and berths to Concessionaire's Employees shall be at the sole discretion
of Cruise Line. Concessionaire agrees to pay Cruise Line [*      ] per day per
Employee in exchange for Cruise Line providing Employee meals to Concessionaire staff.

8.2      EXECUTIVE TRAVEL.

         Cruise Line acknowledges that with the prior approval of Cruise Line, Concessionaire's operational executive personnel may travel from time to time on the Vessels as needed to insure the performance by Concessionaire of its obligations hereunder. In such cases, Cruise Line will make available, at no charge other than port service fees, guest-type accommodations for such operational and executive personnel, unless all guest facilities have been utilized by paying guests. Such personnel shall travel alone and not with their families or others and shall be bound by and subject to all the terms and conditions of Cruise Line's passenger ticket contract.



             _____________________________
             * This confidential portion n has been omitted and filed separately with the Commission.

8.3      CARRIER'S RELEASE.

         Upon expiration or termination of this Agreement for any reason, Cruise Line shall provide Concessionaire with a properly executed carrier's release, releasing all Concessionaire's goods, equipment and wares for off-loading at the regularly scheduled port or ports selected by Concessionaire. Cruise Line covenants that it will in no way inhibit or hamper Concessionaire's right to take possession of the goods, equipment and wares and to remove them from the Vessels, provided all sums due from Concessionaire to Cruise Line have been paid, placed in escrow, or bonded by Concessionaire.

8.4      ACCESS.

         Cruise Line shall permit access by Concessionaire to those portions of any Vessel and to such Vessel's equipment that may be reasonably required by Concessionaire to perform its obligations under this Agreement.

8.5      STEVEDORING.

         Cruise Line shall coordinate and program the stevedoring services for Concessionaire with the stevedoring services required by all concessionaires. Cruise Line shall pay for the cost of such stevedoring services; provided that if Concessionaire's property cannot be loaded or unloaded with other ship's stores of any Vessel using labor normally employed for handling of ship's stores, then Concessionaire shall pay its proportion of the costs for the loading and unloading of Concessionaire's property. Concessionaire shall abide by the programming of such services by Cruise Line, and Concessionaire will not unreasonably refuse the loading of deliveries.

8.6      COMMUNICATIONS.

         Cruise Line shall furnish Concessionaire's Manager with reasonable voice, email and data communications at Cruise Line's cost. Concessionaire shall use such communication services in a reasonable manner and for business purposes only.

         ARTICLE 9. MATTERS RELATING TO CONCESSIONAIRE'S EMPLOYEES.

9.1      CONCESSIONAIRE'S OBLIGATIONS.

         Concessionaire and its employees shall be obligated to comply with Cruise Line's policies and procedures for crews and others onboard the Vessels (including but not limited to any environmental policies), as those policies may be changed from time to time at Cruise Line's sole discretion. Without limiting the foregoing, Cruise Line shall make reasonable efforts to provide a copy of its applicable written policies to Concessionaire within forty-five (45) days after the execution of this Agreement. By way of example, but not limitation and subject to change by formal policy notices, orders from Captain or other supervisors on ship or others, Concessionaire agrees to comply and have its Employees comply with the policies set forth in this Agreement.
         Concessionaire at all times has the right and obligation to control all of the employees engaged by Concessionaire (the "Employees") to perform its obligations hereunder, and the Employees are solely the employees of Concessionaire. Concessionaire is solely responsible for the payment of all wages, overtime and vacation pay, benefits and repatriation expenses for each of its Employees. Concessionaire shall comply with all laws, regulations or other governmental requirements relating to wages and benefits paid to Employees, and to Concessionaire's conduct in connection therewith.

9.2      HEALTH AND DOCUMENTATION.

         Concessionaire shall use reasonable efforts to only employ persons who are in good health, sober and of good moral character. Concessionaire's Employees joining a Vessel must hold a doctor's health report on a form approved by Cruise Line. If this is impractical due to time limitations, then the Employee shall be examined by the Vessel's doctor or other physician approved by Cruise Line, and the cost of such examination shall be charged to Concessionaire's account with Cruise Line. The examination must indicate that the Employee is medically fit for service onboard the Vessel in accordance with standards established by Cruise Line. All Employees must have obtained any necessary government documents, shall execute the Ship's Articles of the Vessel, and must agree to abide by the orders of the Master and Officers onboard the Vessel. It shall be Concessionaire's sole responsibility to assure that Employees have valid passports, visas and all other permits required by any governmental authority in order to enter and leave the ports of call of the Vessel.

9.3      SHIP'S ARTICLES.

         For the purposes of maintaining discipline and compliance with immigration laws applicable in a Vessel's ports of call, Concessionaire's Employees shall sign the Ship's Articles of the Vessel. Concessionaire agrees that the Master and the Hotel Director of the Vessel shall be entitled to exert overall supervision of Concessionaire's Employees onboard the Vessel for purposes of health, safety and discipline aboard the Vessel. However, neither the foregoing provision nor the execution of or adherence to such Ship's Articles will in any way detract from or modify Concessionaire's status as an independent contractor, its employer-employee relationship with its Employees, or its right to control the Employees as described herein. Cruise Line agrees to make all arrangements for the Employees to sign on and off the Ship's Articles, provided that all costs in connection therewith shall be borne by Concessionaire.

9.4      SUPERVISORS.

         Concessionaire will designate specific Employees of suitable experience and caliber to supervise the work of Concessionaire's other Employees, subject to the requirements of Section 9.3. Concessionaire's supervisory Employees shall be entitled to the same rights and privileges onboard each Vessel as other staff employees of similar rank and responsibility.

9.5      REMOVAL OF EMPLOYEES.

         The Master of a Vessel may, when he determines it necessary in his sole discretion to preserve health, safety or discipline onboard such Vessel, require any Employee of Concessionaire to remove himself or herself and his or her belongings from the Vessel at any time when the Vessel is in port, and all repatriation expenses will be charged to Concessionaire's account. Without limiting the foregoing, Concessionaire will upon Cruise Line request remove from any Vessel any named Employee of Concessionaire who is the subject of bona fide rudeness reports in the ratings discussed in Section 1.7 above on three or more separate occasions. Concessionaire shall be entitled to appeal such removal by referring the matter to Cruise Line for final determination.

9.6      GROOMING.

         Concessionaire's Employees shall wear well-fitting, presentable uniforms provided by Concessionaire, at its sole expense, the colors and design of which shall be subject to Cruise Lines' approval. On formal evenings, Concessionaire's Employees shall be attired in clothing suitable for the occasion. Cruise Line reserves the right at any time to change and/or designate the uniforms or other articles of clothing, including but not limited to their design and colors; provided, that Concessionaire shall not be required to bear the total cost of such changes if (because of the frequency of the uniform changes or the cost of any required new uniforms) Concessionaire will incur a significant additional expense.

9.7      PROHIBITED ITEMS.

         Concessionaire's Employees are not permitted to:

Carry or consume onboard any Vessel any narcotics or other drugs which are illegal or controlled or for which a doctor's prescription would by required in the Vessel's base port except pursuant to a program of medical care under the direct supervision of the Vessel's doctor;
Engage in any form of gambling aboard any Vessel; or Sell any merchandise to passengers or crew members except in the course of performing their duties and only during the hours agreed for the operation of the Premises.

9.8      ALCOHOL POLICY

         Concessionaire's Employees shall at all times while engaged in service onboard any Vessel comply with Cruise Line's standard policy on alcohol and drug use.

         ARTICLE 10. MISCELLANEOUS PROVISIONS.

10.1     INSURANCE AND SECURITY.

Cruise Line agrees that it shall at its own expense, or it shall cause each Vessel's owners ("Owners") at their own expense, to provide and maintain throughout the term of this Agreement marine hull and machinery and war risk hull and machinery insurance covering each Vessel with first class marine underwriters; and that it will cause this insurance to be endorsed to designate Cruise Line as the sole loss payee. The deductible for each coverage shall not exceed five hundred thousand ($500,000) dollars. In the event that Concessionaire or its Employees causes any loss or damage covered by this insurance, or which would have been covered by this insurance but for any deductible, Concessionaire agrees to reimburse Cruise Line for the deductible applicable to such loss or damage. None of Cruise Line, the Owners or the underwriters of the insurance shall have any further right of recovery or subrogation in excess of said deductible against Concessionaire on account of loss or damage actually covered in whole by such insurance, and the policies of insurance shall be endorsed to reflect this limitation and waiver. Concessionaire will not be named in this insurance as additional insured.

Cruise Line agrees that it shall, at its own expense, obtain and maintain throughout the term of this Agreement protection and indemnity ("P&I") insurance with first class marine underwriters which will provide coverage to both Cruise Line and Concessionaire. The deductible for each coverage shall not exceed one hundred thousand ($100,000) dollars. In the event that Concessionaire or its Employees causes any loss or damage covered by this insurance, or which would have been covered by this insurance but for any deductible, Concessionaire agrees to reimburse Cruise Line for the deductible applicable to such loss or damage.
Concessionaire agrees to obtain and maintain throughout the term of this Agreement insurance on the full value of its property aboard the Vessels, with deductible for its own account. Concessionaire will, additionally, obtain and maintain throughout the term of this Agreement public product liability insurance with limits of not less than Two Million Dollars ($2,000,000) per occurrence and a deductible of no more than fifty thousand ($50,000). The public product liability insurance shall provide coverage to both Concessionaire and Cruise Line. While the Owners, the operator or charterer of any Vessel will not be named in such insurance as additional assured, neither Concessionaire nor their underwriters shall have any right of recovery or subrogation against any Vessel, the Owners, the operator or charterer of any Vessel or Cruise Line on account of any loss or any damage covered by such insurance. Concessionaire shall promptly furnish Cruise Line with a copy of the waiver of subrogation by underwriters.
Cruise Line and Concessionaire shall each provide certificates of insurance evidencing the coverage required to be provided respectively, by each of them, pursuant to this Section 10.1.

10.2     LIENS.

         Neither Concessionaire, any of its personnel, nor its suppliers shall have any rights, power or authority to create, impose, or permit to be created or imposed upon the Vessels any lien whatever. Concessionaire understands and agrees that it has no right to pledge the credit of Cruise Line or any of the Vessels in any manner or sum whatsoever and that persons contracting with Concessionaire are not authorized to deliver goods, equipment or supplies to Cruise Line or any of the Vessels or for or on Cruise Line's account or the account of any of the Vessels in any port. Concessionaire shall be required to inform its suppliers that Concessionaire has no right or authority to bind the Vessels or create a lien upon them and that by acceptance of such purchase order, the supplier acknowledges that he looks solely to Concessionaire and not to any of the Vessels for payment of goods ordered. Cruise Line shall further have the right to require waivers of any and all lien rights which any or all of Concessionaire's suppliers may have against the Vessels and Concessionaire shall not make any purchases from suppliers refusing to execute such lien waivers.

10.3     RESERVED.


10.4     ASSIGNMENTS.

         a. Except as provided in this Section 10.4, Concessionaire shall not assign any right or interest under this Agreement without the prior written consent of Cruise Line. Concessionaire may delegate any work or other obligation to be performed or owed by it under this Agreement so long as Concessionaire remains fully responsible for such performance. Concessionaire may assign this Agreement to an affiliate of Concessionaire's provided that, prior to such assignment, Concessionaire provides written notice of the proposed assignment to Cruise Line and provided that the guarantee required by Section 4.3 shall remain in effect and, if deemed necessary or desirable by Cruise Line to insure that the guarantee continues provide security for the obligations of the assignee, has been modified in writing prior to such assignment as Cruise Line may reasonably require. Notwithstanding anything to the contrary in this Section 10.4(a), Concessionaire may not assign this Agreement (in whole or in part) or delegate any obligations or work due hereunder to any affiliate in which
[*      ], without Cruise Line's prior written consent.

         b. Cruise Line may not assign any right or interest under this Agreement without the prior written consent of Concessionaire, which shall not be unreasonably withheld, provided that, Cruise Line, without obtaining Concessionaire's prior written consent, may assign this Agreement to any affiliate responsible for operating the Vessels.

         c. Any attempted assignment or delegation by either Party in contravention of the above provisions shall be void and ineffective.

         d. In the event that Concessionaire, or the ultimate parent of Concessionaire, shall sell to a third party, or a third party shall otherwise
acquire, more than [*      ] of the capital stock in either entity, then for a
period of two (2) years after a sale to a third party, if Concessionaire's Gross
Revenue per Revenue Passenger Day decreases by more than [*      ] when measured
over any three (3) consecutive fiscal quarters, as compared to the same three
(3) fiscal quarters in the year prior to the change of control, and such decrease is at least



             _____________________________
             * This confidential portion has been omitted and filed separately with the Commission.

[*      ] as great as any decrease in the Fleet Index (as defined below)
measured over the same three fiscal quarters, then Cruise Line shall have the right to terminate this Agreement by providing four (4) months written notice, unless Concessionaire is able to cure this deficiency by reducing the year to
year decrease to less than [*      ] in the quarter after notice is given. Upon
the effective date, if any, of the notice of termination provided pursuant to this subsection, the provisions of Section 11.4 shall apply.

         e. In the event that [*      ] has an ownership interest, either
directly or indirectly, in Concessionaire, other than (i) through purchase in a public stock exchange or other national quotation system in the United States or abroad or (ii) a private sale of less than [* ] of the shares of MCHS I (unless such sale is made directly by MCHS I, by Berkshire Cruise Holdings LLC, its affiliates or any member of the MCHS 1's Board of Managers) any time after the MCHS 1's shares are traded on such a public exchange or system, then Cruise Line shall have the right to terminate this Agreement upon written notice regardless of the percentage acquired. Upon the effective date, if any, of the notice of termination provided pursuant to this subsection, the provisions of Section 11.4 shall apply.

         f. In the event that a [*      ] has an ownership interest, either
directly or indirectly, in Concessionaire through: (i) purchase in a public stock exchange or other national quotation system in the United States or abroad
or (ii) through a private sale of less than [*     ] of the shares of the MCHS 1
(unless such sale is made directly by the MCHS 1, by Berkshire Cruise Holdings LLC, its affiliates or any member of the company's Board of Managers) made at any time after the MCHS 1's shares are traded on such public exchange or system, and any one of the following circumstances occurs immediately or subsequently, then Cruise Line shall have the right to terminate this Agreement upon written notice regardless of the percentage acquired:

  1.  [*     ] establishes, directly or indirectly, outright control or effective control of Concessionaire;


             _____________________________
             * This confidential portion has been omitted and filed separately with the Commission.

  2. [*      ] assumes, directly or indirectly, at least one (1) position on the
     Board of Directors of Concessionaire or one of Concessionaire's Affiliates; or

  3. [*      ] through its investments gains access to information about
     Concessionaire's business operations that goes beyond what is customarily available to an ordinary public shareholder.

Upon the effective date, if any, of the notice of termination provided pursuant to this subsection, the provisions of Section 11.4 shall apply.

10.5     DELAY.

         Cruise Line shall not be liable for delay, or for the destruction, loss or damage to the property of Concessionaire occasioned by such delay caused by any of the following: an Act of God; Act of War; public enemies; government restrictions; perils of the sea; quarantine; fire; strikes; lockouts; labor disputes; civil commotions; seizure or arrest of any Vessel; robbers; riots, thieves; barratry; collision; explosions; torts of third parties; delay in sailing; prolongation of voyage; deviation; any act, omission, fault or negligence of any passenger or guest, or any cause whatsoever beyond the control of Cruise Line whether of the kind hereinabove enumerated or not.

10.6     SALVAGE.

         In the event of accident, danger casualty, damage or disaster, before or after commencement of a voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequences of which, the Vessels are not responsible by statute or contract or otherwise, Concessionaire shall contribute with the Vessels to pay salvage awarded in respect to Concessionaire property.



             _____________________________
             * This confidential portion has been omitted and filed separately with the Commission.

10.7     INSPECTION OF BOOKS AND RECORDS.

         Concessionaire shall prepare and deliver to Cruise Line for each Vessel on a monthly basis, and for such other periodic time frames as Cruise Line may reasonably request, reports reflecting Concessionaire's activities on the Vessels; provided, however, that Concessionaire makes no warranties or representations as to the accuracy of any information contained in the report that was provided by Cruise Line.
         Cruise Line or its duly authorized representative shall be entitled to inspect Concessionaire's relevant records relating to Gross Revenue for a given cruise at any reasonable time or times within one (1) year after the date of payment for such cruise, upon written notice to Concessionaire, in order to verify the amounts due hereunder. Concessionaire shall have no obligation to preserve such records for any period longer than one (1) year after the date of payment for any cruise.
         In conjunction with the calculation of the Annual True-Up pursuant to
Section 4.6 below, Cruise Line shall provide a letter from its Controller or similar officer certifying that the Revenue Passenger Days and Fleet Index reported by Cruise Line are correct. Within fifteen days of the receipt of such certification, Concessionaire may dispute the correctness of the Revenue Passenger Days or the Fleet Index reported by Cruise Line and shall have the right to demand that Cruise Line engage a professional accounting firm, selected by Cruise Line, solely for the purpose of calculating the item in dispute (i.e. the Revenue Passenger Days or Fleet Index or both). The results of such calculation by the auditing firm shall be binding upon both Parties. If the calculation shows that as a consequence of the Revenue Passenger Days or Fleet Index reported by Cruise Line the net amount owed by Concessionaire was
overstated by more than [*      ], then Cruise Line shall pay for the audit.
Otherwise, Concessionaire shall pay for the audit. The results of the audit shall be used to recalculate any amounts due under Section 4.6 and payments of any adjusted balance due shall be made promptly after the recalculation.



             _____________________________
             * This confidential portion has been omitted and filed separately with the Commission.

10.8     INDEMNIFICATION.


         a. Concessionaire shall indemnify and hold harmless (and pay any and all reasonable attorney's fees, in connection therewith) the Owners, any charterers, Cruise Line and any other operators of the Vessels and their respective directors, officers, employees and agents from and against any claims, suits, and liens of whatever nature arising out of:

         any alleged unauthorized use of any patent, trademark, design, or copyright in connection with this Agreement (including any right licensed hereunder) by Licensee excluding any specific claims arising out of matters for which Cruise Line is required to provide indemnification to Concessionaire by Section 10.8 (b) (i);
         the manufacture, directly or through third parties, or sale by Concessionaire of Merchandise including but not limited to any Licensed Product, despite Cruise Line's approval thereof;
         any claim by a third party resulting from Concessionaire's breach or alleged breach of any term or condition of this Agreement;
         and any claim by a third party arising out of Concessionaire's acts or omissions in performing its obligations under this Agreement;

provided Concessionaire is given prompt written notice of and shall have the option to undertake and conduct the defense of any such claim. The foregoing indemnification obligations shall not apply to the extent, but only to the extent that, any such claims, suits and liens are covered under the protection and indemnity coverage maintained by Cruise Line pursuant to Section 10.1.

         If a suit or proceeding should be levied against any Vessel or Cruise Line, and any Vessel be seized or taken into custody, by virtue of legal proceedings in any court, because of any lien or claim arising from the operations or services of Concessionaire, or out of any act, omission, or neglect of Concessionaire or its personnel, Concessionaire shall within twelve
(12) hours thereafter cause the Vessel(s) to be released on bond or otherwise. If concessionaire fails to cause the Vessel(s) to be released, in Cruise Line's sole discretion, Cruise Line may act to secure release of the Vessel(s) on bond or otherwise and Concessionaire shall reimburse and indemnify Cruise Line for the reasonable cost of obtaining the Vessel's release including bond premiums and Cruise Line's reasonable legal fees in arranging such release. This paragraph shall survive the termination of this Agreement.
         b. Cruise Line shall indemnify and hold harmless (and pay any and all reasonable attorney's fees, in connection therewith) Concessionaire, and its respective directors, officers, employees and agents from and against any claims, suits, and liens of whatever nature arising out of:



     the use of the Licensed Property by Concessionaire in conformance with the terms and conditions of this Agreement if the use violates or infringes upon the trademark, copyright or other intellectual property rights (including trade dress) of a third party (excluding any specific claims arising out of matters for which Concessionaire is required to provide indemnification to Cruise Line by Section 10.8 (a) (i));
     (i any claims by a third party resulting from any breach of this Agreement by Cruise Line; and
     (ii the operations and services of Cruise Line and Owners onboard the Vessels;

provided Cruise Line is given prompt written notice of and shall have the option to undertake and conduct the defense of any such claim. The foregoing indemnification obligations shall not apply to the extent, but only to the extent that, any such claims, suits and liens are covered under the protection and indemnity coverage maintained by Cruise Line pursuant to Section 10.1.
         c. The Party requesting indemnification (the "Indemnified Party") shall promptly notify the other Party (the "Indemnifying Party") in writing of any suits, claims or demands for which the Indemnifying Party is responsible under this Agreement and shall give the Indemnifying Party full opportunity and authority to assume the defense of such suits. The Indemnifying Party may settle any suit, claim or demand with the written consent of Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party fails or refuses to defend the Indemnified Party or engage counsel reasonably satisfactory to the Indemnified Party within fifteen (15) days after the Indemnified Party's notice of liability, the Indemnified Party may: (a) defend such liability; (b) settle or compromise such liability on such commercially reasonable terms and conditions as the Indemnified Party shall determine; and
(c) seek and recover any remedies or actual damages the Indemnified Party incurs, including the amount paid by the Indemnified Party to settle or compromise such liability and costs of defense. No Indemnifying Party shall admit to a violation of applicable laws or plead guilty to any criminal violation or conduct alleged to have been committed by an Indemnified Party without first obtaining the prior written approval of the Indemnified Party, which approval may be granted or withheld in the sole and absolute discretion of the Indemnified Party. The Indemnified Party shall furnish to the indemnifying Party upon request reasonable information and assistance for defense against any such claim, suit or demand.

10.9     FORCE MAJEURE.

         Neither Cruise Line nor Concessionaire shall be liable for any damages, loses or liabilities arising out of or occasioned by any of the following: an Act of God; Act of War; public enemies; government restrictions; weather, perils of the sea; quarantine; fire; strikes; lockouts; labor disputes; civil commotions; seizure or arrest of any Vessel; robbers; riots, thieves; barratry; collision; explosions; torts of third parties; delay in sailing; prolongation of voyage; deviation; any act, omission, fault or negligence of any passenger or guest, or any cause whatsoever beyond the control of Cruise Line or Concessionaire whether of the kind hereinabove enumerated or not.

10.10    APPLICABLE LAW.

         This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida. The Parties expressly choose the laws of the State of Florida to the exclusion of all choice-of-law rules which might otherwise be applicable in any particular forum except to the extent that circumstances would reasonably require application of the admiralty and maritime laws of the United States or the laws of some other jurisdiction to resolve specific issues pertaining solely to health and safety or to mandatory requirements imposed by the laws of a Vessel's registry.

10.11    ARBITRATION.

         The Parties shall follow these dispute resolution processes in connection with all disputes, controversies or claims, whether based on contract, tort, statute, fraud, misrepresentation, infringement, dilution, unfair competition, or any other legal theory (hereinafter collectively "Disputes"), except as otherwise noted, arising out of or relating to this Agreement or the breach or alleged breach hereof. The Parties will attempt to settle all Disputes through good faith negotiations.
         If those attempts fail to resolve the Dispute within thirty (30) days of the date of initial demand for negotiation, then the Parties shall try in good faith to settle the Dispute by mediation conducted in Miami, Florida under the Commercial Mediation Rules of the American Arbitration Association ("AAA"). Each Party shall bear its own expenses; the Parties shall equally share the filing and other administrative fees of the AAA and the expenses of the mediator. The Parties shall be represented in the mediation by representatives having final settlement authority over the matter in dispute.
         Thereafter, any remaining Disputes not finally resolved at the mediation level shall be settled by binding arbitration conducted in Miami, Florida in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA") before a panel of three arbitrators. Each Party shall have the right to appoint one arbitrator, and the two arbitrators so selected by the Parties shall select a third. Each Party shall bear its own expenses; the Parties shall equally share the filing and other administrative fees of the AAA and the expenses of the arbitrators. Any award of the panel shall be in writing, shall state the reasons for the award (including any findings of fact and conclusions of law) and shall explain the breakout of any damages awarded. Judgment upon an award may be entered in any Court having competent jurisdiction. The panel shall not have the power to award damages in excess of actual damages, such as punitive damages and damages excluded under the Section 10.17 of this Agreement. The Federal Arbitration Act, 9 U.S.C. Sections 1 to 14, shall govern the interpretation and enforcement of this Article. Should it become necessary to enforce the award of such arbitration in any court of law, then the prevailing Party shall further be entitled to recover attorneys' fees incident thereto.

         In the event that either Party provides notice of termination to the other Party as permitted by this Agreement, the obligation to attempt to settle the dispute through negotiations and then mediation set forth in the first two paragraphs of this Section 10.11 shall not apply. The arbitration obligation shall remain in effect.
         Concessionaire acknowledges that its failure to perform any of the terms or conditions of this Agreement as it relates to any licenses granted hereunder, or its failure to cease the manufacture, distribution and sale of the Licensed Products upon the expiration or termination of this Agreement or the licenses granted hereunder , may result in immediate and irreparable damage to Cruise Line. Concessionaire also acknowledges that there may be no adequate remedy at law for such failures and that in the event thereof Cruise Line shall be entitled to seek equitable relief in the nature of injunction from a court.

10.12    SEVERABILITY.

         If any term of provision of this Agreement shall, to any extent, be held invalid or unenforceable, the remaining terms and provisions shall not be affected thereby, but each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

10.13    NO IDENTIFICATION OF CONCESSIONAIRE.

         As Cruise Line is charged with the duty to protect the unified image of the Vessels as part of Cruise Line's fleet, Concessionaire agrees it will not use its company or trade name or logo in connection with the operation of the concession herein granted without the prior written consent of Cruise Line in each instance. Such limitation shall include, but not be limited to, the use of stationery, business cards, brochures or signage onboard any of the Vessels; but shall not restrict Concessionaire from using its name or logo in correspondence or dealings with suppliers, contractors and vendors.

10.14    CONFIDENTIALITY.

1. The terms and conditions of this Agreement and any information and data of any nature including, but not limited to, proprietary, technical, business plans, customer lists, pricing information, operating plans, marketing, operating, performance, cost, know-how, business pricing policies, programs, data systems, inventions, discoveries, trade secrets, techniques, process, computer programming techniques and all record-bearing media containing or disclosing such information and techniques furnished by one Party (the "Disclosing Party") to the other (the "Receiving Party") in connection with this Agreement shall be deemed Confidential Information. All Confidential Information, whether oral or written shall remain the property of the Disclosing Party. For the purposes of this Agreement, the transactional information for all sales on Vessels, including but not limited to any aggregate data, the identity of any Cruise Line passengers or guests and the arrangements with any Marquee Brands or other third parties as provided in Exhibit B below shall be considered Cruise Line Confidential Information; provided, however, that Concessionaire shall be entitled to retain and use internally the aggregate data for such sales for the purpose of providing concession services under this Agreement and may retain the aggregate data for such sales after the termination or expiration of this Agreement if and only to the extent required by law or regulation.

2. With respect to Confidential Information received by the Receiving Party, such Confidential Information: (a) shall be held in confidence and protected in accordance with the security measures with which it protects its own proprietary or confidential information which it does not wish to disclose; (b) shall be used by the Receiving Party and its employees only to perform their responsibilities pursuant to this Agreement; (c) shall not be reproduced or copied, in whole or in part, except as necessary for its authorized use under this Agreement; and (d) shall be returned to originating Party upon request or destroyed, together with all copies, when it is no longer needed or upon termination or expiration of this Agreement.

3. Confidential Information may be provided to third parties only upon written authorization of the Disclosing Party, except as required by law or regulation and then subject to Section 10.14(4) below. Any third party to whom Confidential Information is provided pursuant to such written authorization of the Disclosing Party must agree in writing (a copy of which writing will be furnished to the Disclosing Party at its request) to the conditions respecting use of Confidential Information contained in this Section 10.14.

4. The Receiving Party shall give prompt notice to the Disclosing Party of any demand by any third party to provide Confidential Information under lawful process prior to furnishing Confidential Information, and shall cooperate in seeking reasonable protective arrangements requested by the Disclosing Party.

5. The Receiving Party shall have no obligation to treat as proprietary any information which: (a) was previously known to the Receiving Party free of any confidentiality obligation; (b) is disclosed to third parties by the Disclosing Party without restriction; (c) is or becomes publicly available other than by the Receiving Party's breach of its obligations; or (d) is independently developed by the Receiving Party.

6. Neither Party shall issue any press releases or engage in other types of publicity of any nature dealing with the commercial or legal details of this Agreement without the other Party's prior written approval.


10.15    NOTICES.

         All notices, demands, requests and other communications required or permitted to be given to any other Party hereto in connection herewith (1) must be in writing and (2) may be served either by (A) depositing the same in the mail, full postage prepaid, certified or registered with return receipt requested, (B) delivering the same by an internationally recognized air courier service, full delivery cost paid, (C) delivering the same in person, or (D) sending a telecopy of same, confirming with a copy thereof delivered either by mail or air courier service. Any notice, demand, request or other communication shall be deemed given upon receipt. For the purposes hereof, the addresses and telecopier numbers of the Parties hereto are as follows:

If to Cruise Line:        Royal Caribbean Cruises Ltd.
                          1050 Caribbean Way

                          Miami, Florida 33132
                          Attn:  Senior Vice President, Total Guest Satisfaction
                          Fax: (305) 982-2712

                          Copy to:  General Counsel
                          Fax:  (305) 539-0562

If to Concessionaire:     Starboard Holdings Ltd.
                          c/o Greyhound Leisure Services, Inc
                          8052 N.W. 14th Street
                          Miami, Florida 33126
                          Attn: President and CEO
                          Fax:  (305) 594-2874
                          Copy to:  General Counsel
                          Fax:  (305) 436-0917

                          Copy to:  Ropes & Gray
                          One International Plaza
                          Boston, MA 02110
                          Attn:  David Chapin
                          Fax:  (617) 951-7050

or to such address as either Party may designate in writing to the other.

10.16    ENTIRE AGREEMENT.

         This written agreement, together with Exhibits A-H and a Letter Agreement between Cruise Line and Concessionaire dated as of July 14, 1999 regarding guarantees, constitutes the entire agreement between the Parties relative to its subject matter, all prior agreements, negotiations and communications are merged herein and superseded hereby. There are no representations, warranties or obligations by either Party to the other except those set forth herein. The terms of this Agreement may not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written document duly executed by both Parties hereto.

10.17    LIMITATION OF LIABILITY.

         EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY IN SECTION 10.8 OF THIS AGREEMENT OR IN THE EVENT OF THE TERMINATION OF THIS AGREEMENT DUE TO A WILLFUL OR GROSSLY NEGLIGENT BREACH OF THIS AGREEMENT, EITHER PARTY'S SOLE REMEDY AGAINST THE OTHER FOR LOSS OR DAMAGE ARISING OUT OF THE PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT SHALL BE PROVEN DIRECT, ACTUAL DAMAGES. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, RELIANCE, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF ITS PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.


ARTICLE 11.       TERMINATION.

11.1     TERMINATION FOR CAUSE.

         In the event of a default under this Agreement by either Party, the other Party may terminate this Agreement by giving written notice to such breaching Party of termination and the basis for such termination. Such notice of termination of this Agreement shall be effective thirty (30) days after mailing of such written notice unless such default is cured within such thirty
(30) day period. If the notice of termination becomes effective, this Agreement shall terminate as provided in Section 11.4 below.
         The following shall constitute events of default hereunder:

(i) The failure of either Party to materially perform or comply with any one or more of its covenants, duties or obligations hereunder; (ii) either Party's material violation of any one or more of the prohibitions imposed upon it under this Agreement; or (iii) the material breach of one or more of such Parties' warranties hereunder; or

If any material statement, representation or warranty of either Party contained in the

Agreement or in any document furnished to the other in connection herewith, or hereafter, pursuant hereto, shall prove to be knowingly or recklessly untrue or incorrect in any material respect, when made; or

If either Party (i) applies for consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets; or (ii) is unable or fails to pay or admits in writing its inability or failure to pay its debt as they mature; or (iii) makes a general assignment for the benefit of creditors; or (iv) is adjudicated as bankrupt or insolvent; or
     (v) is dissolved; or (vi) files a petition in bankruptcy or for reorganization or for any arrangement pursuant to bankruptcy act or any insolvency law providing for the relief of debtors now or hereafter in effect; or (vii) files an answer admitting the material allegation of, or consents to, or defaults in answering a petition filed against it, in any bankruptcy, reorganization or insolvency proceeding; or (viii) takes corporate action for the purpose of effecting any of the foregoing; or

If an order, judgment or decree is entered against, and without the application, approval or consent of either Party, by any court of competent jurisdiction, approving a petition seeking either Party's reorganization, or appointing a receiver, trustee or liquidator of such Party, of all, or a substantial part of, its assets; or

An uncured material default by Concessionaire under any other agreement between the Parties, or their respective affiliates, covering the operation of gift shop with respect to vessels operating under the Celebrity Cruises (or similar) brand, shall be considered an event of default hereunder.




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



11.2     TERMINATION FOR PERSISTENT AND MATERIAL GUARANTEE SHORTFALL.

Beginning in 2001, if the Commission Fee paid in each of four (4) successive
calendar quarters under Section 4.2(a) is less than [*      ] of the amount that
would be due if the MACF were calculated on a pro-rata basis for the same four
(4) quarters, then for a period of ninety (90) days after the last quarterly calculation, either Party shall have the right to terminate this Agreement upon thirty (30) days prior written notice to the other Party. Upon the effective date of such notice of termination, the provisions of Section 11.4 below shall apply.


11.3     PROCEDURES IN EVENT OF CANCELLATION OF A VESSEL.

         If a Vessel is withdrawn from the trade as described in Section 3.4 above, then the concession granted hereunder with respect to such Vessel shall expire as of the time of such sale or during the term of such charter to a non-affiliated third party without any further right or claim by either Party, beyond those rights described in Section 3.4. However, the concession granted herein will remain in effect for the Vessel(s) other than the Vessel(s) sold or chartered to non-affiliated third parties. If all Vessels are sold or chartered to non-affiliated third parties, the concession granted herein shall terminate without prejudice to the rights granted under Section 3.4.
         In winding down concession operations on such Vessel, the Parties agree to cooperate with each other for the purpose of ensuring that such transition is done in an efficient and cost-effective manner while ensuring that the concession operations onboard continue to operate in a professional manner and otherwise in compliance with this Agreement.


11.4     PROCEDURES IN EVENT OF EARLY TERMINATION OR EXPIRATION OF AGREEMENT.


         Upon the effective date of the notice of termination of this Agreement,



             _____________________________
             * This confidential portion has been omitted and filed separately with the Commission.


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


Concessionaire shall:

         Continue to operate the concessions granted hereunder on each Vessel in a professional manner for eight months after the effective date of the notice of termination or for such period of time, not to exceed eight months, until Cruise Line has made alternate arrangements for providing concession services on such Vessel;

         Discontinue any and all use of all Licensed Properties, including but not limited to such use in advertising or written material of Concessionaire except as needed to satisfy its obligations in
            Section 11.4(a)(i);

         Discontinue all further production of Licensed Products unless otherwise agreed to by Cruise Line except as needed to satisfy its obligations in Section 11.4(a)(i);

         Remove and return to Cruise Line, or destroy at Cruise Line's request, any and all promotional material supplied by Cruise Line except as needed to satisfy its obligations in Section 11.4(a)(i);

         Return or destroy, upon request, all Cruise Line Confidential
            Information except as needed to satisfy its obligations in Section 11.4(a)(i); and

         Sell to Licensor, at Licensor's request, any unsold Licensed Products remaining upon the termination of Licensor's performance hereunder at Licensee's cost of manufacture thereof, including reasonable shipping expenses; any unsold Licensed Products not purchased by Licensor shall be promptly destroyed.

         b. Upon the effective date of the notice of termination of this Agreement, Cruise Line shall (a) immediately return or destroy, upon request, all Concessionaire Confidential Information except as needed to satisfy its obligations during the wind-down of this Agreement; and (b) have the right to replace Concessionaire on a Vessel by Vessel basis.
         c. In the event of termination of this Agreement for any reason other than because of willful or gross negligence on Concessionaire's part, the MACF shall terminate upon the last day of any cruise pending at the time Cruise Line, or any third party, resumes the operations onboard a Vessel or the period specified in Section 11.4(a) (i) above terminates, whichever is earlier. Thereafter, no MACF shall be applicable to concession operations onboard the remaining Vessels for which Concessionaire continues to operate the concession operations.
         d. In winding down concession operations on such Vessel, the Parties agree to cooperate with each other for the purpose of ensuring that such transition is done in an efficient and cost-effective manner while ensuring that the concession operations onboard continue to operate in a professional manner and otherwise in compliance with this Agreement. Without limiting the foregoing, Concessionaire shall assist Cruise Line in its efforts to maintain or facilitate the continuation with Cruise Line directly of each Marquee Brands relationship, if any, or similar business relationship following Concessionaire's ceasing operations.
         e. Upon the expiration or termination of this Agreement, Cruise Line shall have the right, but not the obligation, to offer employment to any of Concessionaire's shipboard Employees to provide the same functions, or different functions, for Cruise Line directly.
         f. Upon the conclusion of the period set forth in Sections 11.4(a), this Agreement shall terminate except for such obligations as provided in
Section 11.6.



11.5     PROCEDURES IN EVENT OF EXPIRATION OF LICENSE FOR LICENSED PRODUCTS.

         Except as provided in Section 11.4 above, after the expiration or termination of this Agreement or of the license and rights granted under Article 12 of this Agreement, Licensee, as defined in Article 12 below agrees to cease and discontinue completely further use of the Licensed Property. Licensee shall, within one (1) month after such expiration or termination, deliver to Licensor, as defined in Article 12 below, a complete and accurate statement, certified to be true by an officer of Licensee, indicating the number, description and locations of all units of the Licensed Products on hand and/or in the process of manufacture, as of both the date of such expiration or termination and the date of such statement.


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



11.6     SURVIVABILITY.

         Upon termination or expiration of the license granted under this Agreement, all rights (including the right to use the Licensed Property), privileges and obligations arising under this Agreement shall terminate except for those provisions which by their nature should survive the termination of this Agreement.


11.7     NON-EXCLUSIVE REMEDIES.


         Upon the termination of this Agreement, without prejudice to any other rights and claims for damages suffered, or to be suffered by reason of such an event of default, which the non-defaulting Party may have in law, equity or admiralty or under this Agreement, the non-defaulting Party may exercise any other right to remedy which may be available to it under applicable law, or proceed by appropriate court action to enforce the terms hereof or to recover damages for the breach thereof. No remedy or power referred to or given to the non-defaulting Party in this Article and this Agreement, or otherwise existing, is intended to be exclusive, but each, shall be cumulative and is in addition to, and may be exercised concurrently with, any other remedy referred to herein or which may otherwise be available to such Party in law, equity or admiralty.

11.8     NON-WAIVER OF REMEDIES.

Each and every power and remedy, whether herein or so given or otherwise existing, may be exercised, from time to time, and as often and in such order as may be deemed expedient, by such Party. No express or implied waiver by such Party of any ground for exercising its rights in connection with this Agreement shall be, or be construed to be, a waiver of any further or subsequent ground. No delay or omission by such Party in the exercise of any right or power, or in the pursuit of any remedy, shall impair any such right, or, be construed as a waiver of any default or to be acquiescence therein.


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


         ARTICLE 12. LICENSING OF TRADEMARKS.

For the purposes of Articles 12 through 17 of this Agreement, Cruise Line shall be Licensor and Concessionaire shall be Licensee.

Licensor hereby grants to Licensee a non-exclusive license to use the Licensed
     Property solely in connection with the production, distribution, advertisement, promotion and selling, either directly or through the approved channels listed below (the "Approved Channels") of the Licensed Products and in Marketing Material. This license shall be subject to the terms and conditions of this Agreement.
The Approved Channels shall consist of distribution and sales to customers and crew onboard a Vessel during the term of this Agreement
No other right or license is granted by Licensor to Licensee or by Licensee to Licensor, either express or implied, with respect to any other trademark, trade name, service mark, or other intellectual property right owned, possessed, or licensed by or to Licensor. Licensee shall not use the Licensed Property in any manner not specifically authorized by this Agreement.
Licensed Products may only be distributed and advertised onboard the Vessels
     (the "Territory").
The Parties intend by this Agreement to establish the relationship of licensor and licensee, and it is not the intention of either Party to undertake a joint venture or to make one an agent of the other except to the limited extent expressly provided in this Agreement.


         ARTICLE 13. QUALITY CONTROL

Licensee shall use the Licensed Property only on and in connection with Licensed
     Products which have been printed in accordance with the standards of quality in materials, design, workmanship, use, advertising and promotion set forth in the control specifications which are promulgated by Cruise Line and as they may be



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


     modified by Cruise Line from time to time upon notice to Concessionaire (the "Control Specifications"). Cruise Line shall provide a copy of its current Control Specifications to Concessionaire within sixty (60) days after the execution of this Agreement.
Licensor shall have the right at any time, upon at least seven (7) days prior written notice to Licensee (but not more often than once a year), to conduct during regular business hours an examination of Licensed Products produced by Licensee at Licensee's facilities, or its designates, to determine compliance of such Licensed Products with the applicable Control Specifications. If at any time such Licensed Products shall, in the sole opinion of Licensor, fail to conform with the standards of quality in materials, design, workmanship, use, advertising, and promotion set forth in such Control Specifications, Licensor or its authorized representative shall so notify Licensee. Upon such notification, Licensee shall promptly cease to use the Licensed Property on such Licensed Products and not sell such nonconforming Licensed Products until the standards of quality contained in the applicable Control Specifications have been met to the satisfaction of Licensor.
During the term of this Agreement, Licensee shall submit upon the written request of Licensor samples of Licensee produced Licensed Products bearing a Licensed Property for inspections and tests, to assure conformance of the Licensed Products with the applicable Control Specifications. Upon completion of such inspections and tests, Licensor shall return such inspected and tested samples, in their current condition, to Licensee.

         ARTICLE 14. APPROVALS/ARTWORK.

The quality of the Licensed Products as well as the quality of all packaging, hang-tags, labels and any other material prepared in connection with the Licensed Products, excluding Marketing Materials (collectively, "Packaging and Promotional Materials") which includes the Licensed Property shall be of a high standard, no less than the good quality of similar articles, packaging, advertising, promotional and display materials presently manufactured, distributed, sold and/or used by Licensee in the




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


     Territory and shall be in full conformity with all applicable laws and regulations.
The Licensed Products and all Packaging and Promotional Material in respect thereof must be submitted upon request of Licensor for its approval, provided that such approval shall not be unreasonably withheld. Licensor shall notify Licensee in writing within five (5) business days of the approval or disapproval of the Licensed Product. Notwithstanding the above, if submissions are disapproved, Licensor shall provide Licensee in writing with its reasons for disapproval and any changes required for Licensee to obtain approval of the submission. Licensee may not manufacture, use, offer for sale, sell, advertise, promote, ship or distribute any Licensed Product nor any Packaging and Promotional Materials which has been disapproved by Licensor. Any acts by Licensee contrary to the terms of this Paragraph shall be deemed a breach of the licenses granted pursuant to this Agreement, entitling Licensor, in addition to any and all other remedies it may have at law and in equity, to terminate such licenses.
Licensor shall furnish to Licensee, at Licensor's expense, such artwork for the Licensed Property licensed to Licensee hereunder as may be reasonably necessary for the manufacture, advertising and promotion of the Licensed Products, ("Artwork"); all such Artwork shall be and remain the property of Licensor, notwithstanding Licensee's modification (which is also subject to Licensor's approval), and shall be returned to Licensor after its use by Licensee. Licensee shall not use the Artwork in any other manner.
In order that Licensor may be assured that the provisions of this Agreement are being observed, Licensee shall allow Licensor or its designee to enter upon Licensee's premises during regular business hours (upon at least seven days prior written notice to Licensee, but not more often than once each calendar year) for the purpose of inspecting the Licensed Products and Packaging and Promotional Material. In the event that the quality standards hereinabove referred to are not met, or in the event that said quality standards are not maintained throughout the period of manufacture of any Licensed Products hereunder, then, upon written notice from Licensor, Licensee shall immediately discontinue the manufacture and distribution of such Licensed Products that do not meet Licensor's quality standards, and/or the Packaging and





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


     Promotional Material related thereto, unless Licensee shall have remedied such failure of quality to Licensor's satisfaction within thirty (30) days after Licensee's receipt of notice thereof; failure to effect such remedial measures shall entitle Licensor to terminate the licenses for the Licensed Property granted under this Agreement upon notice to Licensee.
Licensee shall use only those Marketing Materials that are: (a) provided by Licensor; (b) consistent with certain pre-approved categories provided by Licensor (in this respect, within thirty (30) days after this Agreement is executed by both Parties, Licensor shall prepare and provide to Licensee standard pre-approved formats or guidelines or both which shall be designed to eliminate the need for formal written approval from Licensor of a variety of routine Marketing Materials used by Licensee; or (c) that otherwise have received Licensor's prior written approval. Marketing Materials that require Licensor's written approval as provided in section
     (c) of the preceding sentence shall be submitted to Licensor. Licensor shall notify Licensee in writing within five (5) business days of the approval or disapproval of the Licensed Product. If Licensor fails to respond within that five business day period, the item shall be deemed approved.
Licensee shall furnish to Licensor a reasonable quantity of samples of the Licensed Product, as and when requested by Licensor, at Licensor's cost, such samples not to be resold.

         ARTICLE 15. ANCILLARY USE OF LICENSED PROPERTY BY LICENSEE

Subject to the terms and conditions of this Agreement, and the applicable Control Specifications, Licensee is further authorized to use in the Territory, Licensed Property in connection with Marketing Material.

         ARTICLE 16. CONDITIONS APPLICABLE TO APPEARANCE OF LICENSED TRADEMARK

Licensee shall comply with conditions set forth in writing from time-to-time by Licensor with respect to the style, appearance and manner of use of the Licensed Property. Any use of the Licensed Property not specifically provided for by such conditions shall be adopted by Licensee only upon prior approval by Licensor. In addition, Licensor may request that a notice or notices acceptable to Licensor be used on the Licensed Products and/or Marketing Materials bearing Licensed Property to identify the licensed use under this Agreement and the proprietary rights of Licensor
Marketing Material which uses a Licensed Property or which refers to Licensor or to the Licensed Property or Licensed Products shall conform to the Control Specifications as amended from time-to-time.


         ARTICLE 17. RESERVATIONS OF RIGHTS AND PROTECTION OF LICENSED PROPERTY

Licensee shall not contest Licensor's ownership of the Licensed Property or Licensee's obligation to assign any rights hereunder including any rights Licensee may create in the Licensed Property. Licensee shall not contest or impair these rights, either directly or indirectly, or in any way assist others to contest or impair the same and hereby expressly acknowledge Licensor's superior rights. This obligation shall survive any termination of this Agreement.
At the request of Licensor, and without compensation to Licensee, Licensee shall promptly do such acts and execute, acknowledge, and deliver all such papers as may be necessary or desirable, in the sole discretion of Licensor, to obtain, maintain, protect, and/or vest in Licensor the entire right, title, and interest in and to any Licensed Property in the Territory; including rendering such assistance as Licensor



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


     may request in any litigation, Patent and Trademark Office proceeding, or other proceeding at Licensor's sole cost.
All use of any Licensed Property licensed herein and use on any good by
     Licensee shall inure to the benefit and be the property of Licensor.
In the event the Licensee shall become aware of any infringement by any third party of any right licensed herein or any other use of the Licensed Property or any term confusingly similar thereto, it shall promptly notify Licensor in writing of such infringement or use, and shall do such acts and assist and supply such information as are reasonably necessary or desirable in relation thereto. Licensor shall take only those steps that, in its sole discretion, are necessary to enforce its rights, including the engagement of legal counsel of its own choosing.
All rights in and to the Licensed Property, not expressly granted herein to
     Licensee are hereby expressly reserved to Licensor.
Licensee shall not acquire any rights in the Licensed Property and/or trademarks or goodwill associated with Licensed Property as a result of Licensee's use thereof, and all use by Licensee shall inure to Licensor's benefit. Licensee shall not, directly or indirectly, during the term of this Agreement or thereafter, attack Licensor's ownership of the Licensed Property, the trademarks or the validity thereof or attack the validity of the license granted herein, or apply for any registration or file any document or take any action which would affect the ownership of the Licensed Property or trademarks or aid or abet anyone else in doing so, or use or authorize the use of any trademark, trade name or words, symbols or combination thereof or other designation identical with or confusingly similar to the trademarks or to any element of the Licensed Property, whether or not such element shall have been protected by patent, trademark or copyright.
Except as expressly provided otherwise in this Agreement, ownership of all copyright, patent and trademark rights in the Licensed Products and Packaging and Promotional Material shall be in Licensor's name, except for Licensee's name, its logo, and copyright and trademark notices used in connection with Licensee's proprietary rights in respect of the Licensed Property. Licensee shall cause such copyright, patent and


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


     trademark notices to appear on or within each unit of the Licensed Products and/or the Packaging and Promotional Material as may be designated and approved by Licensor. Any and all additions to, and new renderings, modifications or embellishments of, the artwork shall by Licensor, notwithstanding their invention, creation and use by Licensee or its agents, be and remain the property of Licensor, and Licensor may use, and license others to use, the same, subject only to the provisions of this Agreement.
If the geographic scope of the license granted hereunder shall be expanded to cover countries or areas outside of the Territory (as initially defined hereunder), Licensee shall not use the trademarks or other trademarks or service marks included in the Licensed Property in any such country or area without first requesting, and receiving, a Notification of Availability from Licensor; failing which, Licensor's indemnification obligation as provided under Section 10.8 above, shall not apply to the use of the trademark, trademarks or service marks in such country for such goods or services.

In Witness Whereof, the Parties have executed this Agreement on the dates set forth below.

         Starboard Holdings, Ltd.              Royal Caribbean Cruises Ltd.
         By: /s/ J.P. Miquel                   By: /s/ Adam M. Goldstein
            ___________________________           ______________________________
         Name:  J.P. Miquel                    Name: Adam M. Goldstein
         Title:  President and CEO             Title: Sr. V.P., Total Guest
                                                      Satisfaction
         Dated: July 15, 1999                  Dated: July 15, 1999
               ________________________              ___________________________



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